EXHIBIT 99.1

Independent Auditors’ Report

To the Board of Directors and Stockholders of

SnowShore Networks, Inc.

We have audited the accompanying consolidated balance sheets of SnowShore Networks, Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SnowShore Networks, Inc. as of December 31, 2003 and 2002, and the results of their consolidated operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 13, 2004

Snowshore Networks, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$4,029	$8,700
Accounts receivable	441	553
Inventory	226	593
Deferred costs and fees	—	133
Notes receivable from officer	—	51
Prepaid expenses and other current assets	93	113
Total current assets	4,789	10,143

Equipment, software and furniture, less accumulated depreciation	466	730
Other assets	12	12

Total assets	$5,267	$10,885

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$77	$476
Accrued expenses	386	445
Deferred revenue	281	526
Current portion of equipment line-of-credit	257	368
Current portion of capital lease obligations	9	26
Total current liabilities	1,010	1,841

Equipment line-of-credit, net of current portion	20	277

Capital lease obligations, net of current portion	10	20

Total liabilities	1,040	2,138

Refundable exercise price of restricted common stock	22	57

Commitments and contingencies (Note 12)

Redeemable Convertible Preferred Stock:
Series A redeemable convertible preferred stock, $0.001 par value; authorized 10,208,452 shares; issued 10,178,452 shares in 2003 and 2002 (at liquidation value)	10,178	10,178
Series B redeemable convertible preferred stock, $0.001 par value; authorized 19,762,497 shares in 2003 and 18,333,925 shares in 2002; issued 19,714,283 shares in 2003 and 18,285,711 in 2002 (at liquidation value)	27,600	25,600

Stockholders’ deficit:
Common stock, $0.001 par value; authorized 47,000,000 shares in 2003 and 45,000,000 shares in 2002; issued 6,791,031 in 2003 and 5,333,142 in 2002	7	5
Additional paid-in capital	369	328
Treasury stock, 1,386,835 shares in 2003 and 1,270,991 shares in 2002, at cost	(119)	(114)
Accumulated deficit	(33,830)	(27,307)
Total stockholders’ deficit	(33,573)	(27,088)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$5,267	$10,885

See notes to consolidated financial statements.

Snowshore Networks, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years ended December 31,
	2003	2002

Revenue	$1,605	$543
Cost of product sold	1,395	387
Gross profit	210	156

Operating expenses:
Research and development	3,621	6,828
Selling, general and administrative	3,073	3,909
Total operating expenses	6,694	10,737

Operating loss	(6,484)	(10,581)

Other income (expense):
Interest expense	(91)	(136)
Interest income	64	245
Total other income (expense)	(27)	109

Net loss	$(6,511)	$(10,472)

Net loss per common share, basic and diluted:	$(1.07)	$(1.60)
Weighted average shares outstanding, basic and diluted	6,101	6,531

See notes to consolidated financial statements.

Snowshore Networks, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Treasury Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Liquidation Value	Number of Shares	Liquidation Value	Number of Shares	$0.001 Par Value			Number of Shares	Cost

January 1, 2002	10,178,452	$10,178	18,285,711	$25,600	2,431,215	$2	$139	$(25)	290,000	$(29)	$(16,835)	$(16,748)
Repurchase of common stock	—	—	—	—	—	—	—	—	980,991	(85)	—	(85)
Payment of subscription receivable	—	—	—	—	—	—	—	25	—	—	—	25
Vesting of restricted stock, net	—	—	—	—	2,649,181	3	133	—	—	—	—	136
Exercises of stock options	—	—	—	—	124,746	—	19	—	—	—	—	19
Sale of restricted common stock to employees	—	—	—	—	128,000	—	26	—	—	—	—	26
Compensation expense related to stock options issued to employees	—	—	—	—	—	—	11	—	—	—	—	11
Net loss	—	—	—	—	—	—	—	—	—	—	(10,472)	(10,472)
December 31, 2002	10,178,452	10,178	18,285,711	25,600	5,333,142	5	328	—	1,270,991	(114)	(27,307)	(27,088)
Sale of Series B redeemable convertible preferred stock, net of issuance costs of $12	—	—	1,428,572	2,000	—	—	—		—	—	(12)	(12)
Repurchase of common stock	—	—	—	—	—	—	—	—	115,844	(5)	—	(5)
Vesting of restricted stock, net	—	—	—	—	1,437,889	2	33	—	—	—	—	35
Exercises of stock options	—	—	—	—	20,000	—	4	—	—	—	—	4
Compensation expense related to stock options issued to employees	—	—	—	—	—	—	4	—	—	—	—	4
Net loss	—	—	—	—	—	—	—	—	—	—	(6,511)	(6,511)
December 31, 2003	10,178,452	$10,178	19,714,283	$27,600	6,791,031	$7	$369	$—	1,386,835	$(119)	$(33,830)	$(33,573)

See notes to consolidated financial statements.

Snowshore Networks, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2003	2002

Cash flows from operating activities:
Net loss	$(6,511)	$(10,472)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	363	575
Non-cash interest expense	23	23
Forgiveness of note receivable from officer	51	51
Compensation expense related to stock options issued to employees	4	12
Loss on disposal of equipment and furniture	—	4
Increase (decrease) in cash from changes in:
Accounts receivable	112	(529)
Inventory	367	(593)
Deferred costs and fees	133	(86)
Prepaid expenses and other assets	20	79
Accounts payable	(399)	287
Accrued expenses	(59)	(203)
Deferred revenue	(245)	431
Cash flows from operating activities	(6,141)	(10,421)

Cash flows from investing activities:
Expenditures for equipment and furniture	(99)	(233)
Decrease in other assets	—	99
Cash flows from investing activities	(99)	(134)

Cash flows from financing activities:
Net proceeds from sale of Series B redeemable convertible preferred stock	1,988	—
Net proceeds from sale of restricted common stock to employees	—	26
Payment of subscription receivable	—	25
Exercises of stock options	4	19
Repurchase of treasury stock	(5)	(86)
Borrowings from long-term debt	—	250
Payments on long-term debt	(391)	(333)
Payments on capital lease obligations	(27)	(59)
Cash flows from financing activities	1,569	(158)

Decrease in cash and cash equivalents	(4,671)	(10,713)

Cash and cash equivalents, beginning of year	$8,700	$19,413

Cash and cash equivalents, end of year	$4,029	$8,700

Supplemental schedule of cash flow information:
Cash paid for interest	$68	$113

See notes to consolidated financial statements.

Snowshore Networks, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

1.  Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business

SnowShore Networks, Inc. (the “Company” or “SnowShore”) was incorporated in Delaware on June 6, 2000.  The Company is engaged in the design and development of next-generation telecommunications equipment.  Since operations commenced, the Company has devoted substantially all of its efforts to business planning, hiring personnel, product development, acquiring operational assets and raising capital.  On April 5, 2004, all outstanding capital stock of the Company was acquired by Brooktrout, Inc. (“Brooktrout”) in exchange for approximately $9 million in cash, pursuant to the terms of an Agreement and Plan of Merger entered into on March 25, 2004 (Note 13).  Following the acquisition, the Company became a wholly owned subsidiary of Brooktrout.  Unless otherwise noted, these footnotes reflect information regarding the Company prior to the acquisition date.  The Company’s operations consist of one reportable segment.

(b) Use of Estimates

Accounting policies, methods and estimates are an integral part of the consolidated financial statements and are based upon management’s current judgments. These policies, methods, and estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The judgments made by management are based on knowledge and experience with regard to past and current events and assumptions about future events that are believed to be reasonable under the circumstances. The Company’s management evaluates these estimates and assumptions and adjusts them if expectations concerning events, including future events, affecting them differ markedly from management’s current judgments.

(c) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SnowShore Networks Securities Corporation (a Massachusetts Securities Corporation). All significant intercompany balances and transactions have been eliminated in consolidation.

(d) Cash and Cash Equivalents

Cash equivalents include highly liquid securities with remaining maturities of three months or less at the time of purchase.

(e) Revenue Recognition

Revenue from product sales is recognized upon shipment to the customer (which constitutes delivery), provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured. To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.  If the Company receives a payment from a customer prior to meeting all of the revenue recognition criteria, the payment is recorded as deferred revenue.  If there are post-delivery obligations or conditions for acceptance, revenue is recognized upon fulfillment of the obligations or upon customer acceptance.  Revenue on maintenance contracts is recognized ratably over the contract period.  Deferred revenue consists of amounts billed or collected from customers prior to meeting the criteria for revenue recognition.  Deferred costs and fees represent the cost of hardware relating to the deferred revenue.

In December 2003, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, which superseded SAB 101, Revenue Recognition in Financial Statements. SAB 104 rescinded accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which were superseded as a result of the issuance of Emerging Issues Task Force (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinded the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“FAQ”) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 has not had a material impact on the Company’s operations or financial position.

(f) Concentration of Credit Risk

The Company sells its products to various customers in the high technology industry. The Company generally requires no collateral.  At December 31, 2003, three customers accounted for 43%, 36% and 10% of the Company’s accounts receivable. At December 31, 2002, two customers accounted for 51% and 30% of the Company’s accounts receivable.

(g) Inventory

Inventory is carried at the lower of cost or market.  Cost is determined using the first-in, first-out method. The Company reduces the value of its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions.

(h) Equipment, Software, and Furniture

Equipment, software, and furniture are recorded at cost. Depreciation and amortization expense is provided using the straight-line method over the estimated useful lives of the related assets, which is generally two to five years.

(i) Research and Development Costs

Research and development costs are expensed as incurred.

(j) Fair Value of Financial Instruments

Financial instruments held or used by the Company consist of cash and cash equivalents, accounts receivable, notes receivable from officer, accounts payable, accrued expenses, an equipment line-of-credit and capital lease obligations, which are carried at cost.  See Note 4 for further discussion of equipment line-of-credit.

(k) Stock-Based Compensation

The Company accounts for stock-based compensation for employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and elects the disclosure-only requirements of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation cost has been recognized in the accompanying financial statements for stock based compensation awarded to employees to the extent grants have been at less than the then current fair market value (the intrinsic value method). The Company follows the provisions of Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services to account for grants made to non-employees.

SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation.  Compensation expense related to employee stock-based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net loss and loss per share effect of the fair-value-based accounting can be disclosed in the notes to financial statements. The Company has adopted the disclosure-only alternative.  The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted during 2003 and 2002 using the Black-Scholes option pricing model. The weighted average fair values of options granted in 2003 and 2002 were $0.03 and $0.04, respectively. The assumptions used during December 31, 2003 and December 31, 2002 were as follows:

	2003	2002

Risk-free interest rates	3.57%	2.94-4.34%
Expected dividend yield	0%	0%
Expected lives	5 years	5 years
Expected volatility	0%	0%

Had compensation expense for the Company’s stock option plans been recognized in accordance with SFAS 123, the pro forma net loss for the years ended December 31, 2003 and 2002 would have been:

	2003	2002

Net loss as reported	$(6,511)	$(10,472)
Add back stock-based compensation	4	12
Employee stock-based compensation under the fair value method	(20)	(24)
Pro forma net loss	$(6,527)	$(10,484)

The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as the pro forma expense may vary upon the number of options granted. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

(l) Earnings Per Share

Basic earnings per common share is computed using the weighted average number of common shares outstanding during each period. Diluted earnings per common share is calculated by dividing the net income (loss) by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive securities had been issued, using the treasury method, if such shares have a dilutive effect.

A reconciliation of weighted average shares used for the basic and diluted computations is as follows:

	Years ended December 31,
	2003	2002
Weighted average shares for basic	6,101,000	6,531,000
Dilutive effect of stock options	—	—

Weighted average shares for diluted	6,101,000	6,531,000

Stock options to purchase 2,185,002 shares and 3,156,000 shares were excluded from the computation of diluted earnings per share in 2003, and 2002, respectively.

(m) Reclassifications

Certain amounts in the 2002 consolidated financial statements have been reclassified to conform to the 2003 presentation.

2. Inventory

The components of inventory, net of reserves, are as follows:

	December 31,
	2003	2002
	(in thousands)
Raw materials	$2	$320
Finished goods	224	273
Total	$226	$593

During the year ended December 31, 2003, the Company recorded a reserve for inventory obsolescence of $237,000.  The total inventory obsolescence reserve at December 31, 2003 and 2002, was $237,000 and zero, respectively.

3. Equipment, Software and Furniture

Equipment, software and furniture consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Computer equipment	$585	$564
Purchased software	516	469
Machinery and equipment	565	508
Equipment under capital leases	177	203
Total equipment, software and furniture	1,843	1,744
Less: accumulated depreciation and amortization	(1,377)	(1,014)
Equipment, software and furniture, net	$466	$730

Depreciation and amortization expense was $363,000 and $575,000 for the years ended December 31, 2003 and 2002, respectively.

4.  Equipment Line of Credit

In May 2001, the Company entered into an equipment line-of-credit agreement (the “Equipment Line”) with a lender for the financing of equipment purchases up to $2,000,000.  As of December 31, 2003 and 2002, the balance outstanding under the Equipment Line, including capital lease obligations, was $286,000 and $677,000, respectively.  Under the Equipment Line, the Company was able to enter into promissory notes for capital equipment placed in service on or after October 1, 2000, until the commitment termination date of March 31, 2002.  Borrowings were payable over a 36-month period beginning the month after the funding date and bore interest at the U.S. Treasury note rate (as of the drawdown date), plus an applicable loan margin of 8.5%.  All borrowings were secured by the related equipment purchases.  As of December 31, 2003, the Company had taken five separate drawdowns related to this line of credit carrying interest rates ranging from 12.02% to 13.75%. The Equipment Line was paid off in full as a result of the acquisition by Brooktrout (Note 13).

In connection with the Equipment Line, the Company issued a warrant to the lender for the purchase of up to 30,000 shares of Series A redeemable convertible preferred stock at an exercise price of $1.00 per share.  The Company also issued a warrant to the lender for the purchase of up to 45,000 shares of Series B redeemable convertible preferred stock at an exercise price of $1.50 per share.  As a result of the issuance of Series B redeemable convertible preferred stock at $1.40 per share in November 2001, the number of shares issuable upon exercise of the warrant was modified and increased to 48,214 shares.  The warrants were exercisable at the option of the holder, in whole or in part, and expired at the later of May 30, 2008, or three years after the closing of the Company’s initial public offering of its common stock.  The fair value of these warrants of $69,000, was recorded as a discount to the Equipment Line and was being amortized to interest expense over the borrowing period.  During 2003 and 2002, the Company recorded interest expense related to the amortization of the warrants of $23,000 and $23,000, respectively.  Both warrants were fully vested and outstanding at December 31, 2003, and were cancelled in connection with the acquisition by Brooktrout in April 2004 (Note 13).

Scheduled principal maturities under the equipment line are as follows at December 31, 2003:

Year Ending December 31	Amount
(in thousands)
2004	$266
2005	20
Total	$286

5.  Accrued Expenses

The components of accrued expenses are as follows:

	December 31,
	2003	2002
	(in thousands)
Accrued compensation and commissions	$259	$338
Accrued professional fees, warranty costs, and other	127	107
Total accrued expenses	$386	$445

6.  Income Taxes

The provision for income taxes is as follows:

	Years ended December 31,
	2003	2002
	(in thousands)
Federal—current	$—	$—
State—current	—	—
Federal—deferred	(2,161)	(3,595)
State—deferred	(319)	(992)
Increase in valuation allowance	2,480	4,587
Total tax provision	$—	$—

A reconciliation of the statutory federal rate to the effective tax rate is as follows:

	Years ended December 31,
	2003	2002

Statutory tax rate	34%	34%
State taxes, net of federal benefit	6	6
Research and development credits	—	4
Valuation allowance	(38)	(44)
All other	(2)	—
Effective tax rate	—%	—%

The tax effects of significant items comprising the Company’s net deferred tax position as of December 31, are as follows:

	December 31,
	2003	2002
	(in thousands)
Current deferred tax assets:
Reserves and accruals not currently deductible for tax purposes	$168	$187
Other	113	203
Gross current deferred tax assets	281	390
Less: Valuation allowance	(281)	(390)
Net current deferred tax assets	$—	$—

Long-term deferred tax assets:
Tax benefit from state net operating losses and credits	$1,956	$1,622
Intangible assets, different amortization methods	100	116
Equipment and furniture, different depreciation methods	27	(1)
Federal tax credits	785	816
Tax benefit from federal net operating loss carryforward	11,069	8,795
Gross long-term deferred tax assets	13,937	11,348
Less: Valuation allowance	(13,937)	(11,348)
Net long-term deferred tax assets	$—	$—

A valuation allowance has been recorded against the Company’s deferred tax assets as it is management’s judgment that it is more likely than not that the benefit will not be realized. Deferred tax assets associated with the majority of state net operating losses will expire between 2005 and 2008.  Deferred tax assets associated with federal net operating losses and credits will expire between 2020 and 2023.

7. Stockholders’ Equity

Founders’ Shares

In June and August 2000, in connection with its formation, the Company sold 3,942,307 shares of common stock to its three founders for $30,000, which represented the fair value of the common stock on the date of issuance.

The Company and the founders entered into stock restriction agreements that provide for the immediate vesting of 328,524 shares.  In the event that a founder was terminated, the Company had the right to repurchase, at the original purchase price, through May 2004, the total number of shares for that founder that had not vested.  The repurchase rights, in aggregate for the three founders, lapsed at a rate of 82,130 shares per month beginning in October 2000.  As of December 31, 2002, 1,396,273 shares were subject to repurchase.  As of December 31, 2003, 410,713 shares were subject to repurchase.  Upon the closing of the acquisition, no founders’ shares were subject to repurchase.

Authorized Capital Stock

The Company has authorized 47,000,000 shares of common stock, $0.001 par value, and 29,970,949 shares of preferred stock, $0.001 par value, of which 10,208,452 shares and 19,762,497 shares are designated Series A and Series B redeemable convertible preferred stock, respectively, and 7,307,693 are reserved for issuance pursuant to the SnowShore Networks, Inc. 2000 Equity Incentive Plan (the “2000 Plan”).

Preferred Stock

In October 2000, the Company sold 9,250,000 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) at a purchase price per share of $1.00 resulting in net proceeds of $9,198,000.  Also in October 2000, the Company issued 503,452 shares of Series A Preferred Stock in connection with the conversion of a note payable and accrued interest held by a vendor.  In February 2001, the Company sold an additional 425,000 shares of Series A Preferred Stock for net proceeds of $423,000.

In July 2001, the Company sold 13,333,335 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”) at a purchase price per share of $1.50 resulting in net proceeds to the Company of approximately $19,925,000.  In November 2001, the Company sold an additional 4,000,000 shares of Series B Preferred Stock at a purchase price per share of $1.40 resulting in net proceeds to the Company of approximately $5,600,000.  As a result of the issuance of Series B Preferred Stock at $1.40 per share in November 2001, the Company amended the Series B Preferred Stock purchase agreement to issue an additional 952,376 shares to Series B Preferred Stockholders who purchased Series B Preferred Stock in July 2001 based on the $1.40 per share purchase price in November 2001.  In August 2003, the Company sold an additional 1,428,572 shares of Series B Preferred Stock for net proceeds of $1,988,000.

The following rights, preferences and privileges for the Series A and Series B Preferred Stockholders are as follows:

Dividends

The holders of Series A and Series B Preferred Stock are entitled to receive dividends when and if declared by the Board of Directors.  The Company shall not pay any cash dividends on shares of common stock until holders of Series A and Series B Preferred Stock then outstanding shall have first received a cash dividend.

Voting Rights

Each share of Series A and Series B Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which such shares of Series A and Series B Preferred Stock is then convertible.

Liquidation

Series A and Series B preferred stockholders have priority in distribution to common stockholders in the event of any voluntary or involuntary liquidation or dissolution of the Company.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Series A and Series B preferred stockholders are entitled to receive an amount equal to the greater of (i) $1.00 and $1.40 per share, respectively, subject to adjustment as defined, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had each such share been converted into shares of common stock immediately prior to such liquidation.  Upon completion of this required distribution, the remaining assets of the Company, if any, will be distributed among common stockholders.

Conversion

Each share of Series A and Series B Preferred Stock is convertible, at the option of the holder, at any time into one share of common stock, subject to adjustments, as defined.  The Series A and Series B Preferred Stock will automatically convert into shares of common stock in the event that the holders of at least 66.7% of the outstanding shares of the Series A and Series B Preferred Stock consent to such conversion, or upon the closing of an underwritten public offering in which the price to the public is not less than $5.00 per share and the aggregate net proceeds to the Company are not less than $20 million.

Redemption

At the election of the holders of at least 66.7% of the Series A and Series B Preferred Stock, the Company will be required to redeem on any of each mandatory redemption dates, as listed below, the shares of each holder of Series A and Series B Preferred Stock requesting redemption at a price equal to $1.00 and $1.40 per share, respectively, plus any dividends declared but unpaid thereon.  The maximum number of shares of Series A and Series B Preferred Stock required to be redeemed are listed in the following table.  As of December 31, 2003, the redemption value of the Series A and Series B Preferred Stock was $10,178,000 and $27,600,000, respectively.  As of December 31, 2002, the redemption value of the Series A and Series B Preferred Stock was $10,178,000 and $25,600,000, respectively.

The following tables summarize the redemption dates and corresponding maximum portion of shares to be redeemed for the Series A and Series B Preferred Stock:

Mandatory Series A Redemption Date	Maximum Portion of Shares of Series A Preferred Stock to be Redeemed
October 5, 2007	33%
October 5, 2008	50%
October 5, 2009	All outstanding shares of Series A Preferred Stock

Mandatory Series B Redemption Date	Maximum Portion of Shares of Series B Preferred Stock to be Redeemed
July 24, 2008	33%
July 24, 2009	50%
July 24, 2010	All outstanding shares of Series B Preferred Stock

8.  2000 Equity Incentive Plan

In September 2000, the Company established the SnowShore Networks, Inc. 2000 Equity Incentive Plan, which provides for the granting of incentive stock options (“ISOs”), nonqualified stock options (“NQs”) (collectively, “the Options”) and awards of common stock.  Under the 2000 Plan, which is administered by the Board of Directors, the Company can issue up to 7,307,693 shares of common stock, of which 1,618,393 shares remained available for future grant at December 31, 2003.

Stock Options

Under the 2000 Plan, the Board of Directors may grant the Options to employees, nonemployee directors and consultants to the Company and to other persons or entities who, in the opinion of the Company’s Board of Directors, are in a position to contribute significantly to the success of the Company.  ISOs may be granted only to employees, with an exercise price of not less than 100% of the fair market value on the date of grant or, in the case of 10% or greater shareholders, not less than 110% of the fair market value on the date of grant.  Options issued under the 2000 Plan shall not have a term greater than 10 years from the date of grant or, in the case of 10% or greater shareholders, five years from the date of grant.  The vesting period and exercisability of the Options shall be determined by the Board of Directors.

Option activity for the years ended December 31, 2003 and 2002, was as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price

Outstanding at January 1, 2002	1,971,300	$0.10-0.20	$0.17
Granted	3,026,800	$0.20	$0.20
Exercised	(124,746)	$0.10-0.20	$0.16
Canceled	(1,717,354)	$0.10-0.20	$0.19

Outstanding at December 31, 2002	3,156,000	$0.10-0.20	$0.19
Granted	25,500	$0.20	$0.20
Exercised	(20,000)	$0.10-0.20	$0.18
Canceled	(976,498)	$0.10-0.20	$0.19

Outstanding at December 31, 2003	2,185,002	$0.10-0.20	$0.19

Exercisable at December 31, 2003	1,123,782	$0.10-0.20	$0.19

Exercisable at December 31, 2002	441,913	$0.10-0.20	$0.17

Upon the closing of the acquisition, the 2000 Plan was terminated.

Stock Awards

Under the 2000 Plan, the Board of Directors may grant awards of common stock (Awards) to employees, nonemployee directors and consultants to the Company upon such terms as the Board of Directors deems appropriate.  Awards may be issued for consideration or no consideration, subject to restrictions or no restrictions, and if restrictions apply, a term over which the restrictions lapse.  During the year ended December 31, 2003, no shares were awarded under the 2000 Plan.  During the year ended December 31, 2002, 128,000 shares at $0.20 per share were awarded under the 2000 Plan with restriction periods that lapse over four years.  During 2003 and 2002, the Company repurchased

115,844 shares and 980,991 shares, respectively, of unvested restricted stock for the original issuance price.  As of December 31, 2003, 245,864 shares are subject to repurchase.

In February 2001, the Company issued 500,000 shares of restricted common stock to an employee of the Company in exchange for cash of $25,000 and a promissory note totaling $25,000.  The promissory note bore interest at 8% per annum and was paid in February 2002.  The loan was collateralized by the 500,000 shares of restricted common stock issued and the Company had full recourse on the principal balance of the loan and the related interest.  Pursuant to EITF 95-16, Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25, the Company accounts for this restricted common stock issuance as fixed on the date of grant.

The Company is following the provisions of EITF Issue No. 00-23, Issues Related to the Accounting for Stock Compensation Under APB Opinion No. 25 (EITF 00-23), and accounting for the restricted shares issued under fixed accounting based on the facts that all employees have made a substantial investment in the shares, and the shares are not anticipated to be repurchased within six months of such investment. However, although the right of repurchase of unvested shares upon termination of the business relationship with the applicable founders and stockholders at the original exercise does not impact fixed accounting, the exercise is not considered substantive, and as a result, the cash paid for the exercise price is considered a deposit or a prepayment of the exercise price that should be recognized by the employer as a liability. Furthermore, the shares purchased by the founders and employees are not considered issued for accounting purposes until they vest. As of December 31, 2003 and 2002, the Company has recorded a liability for the refundable exercise price for unvested shares purchased by founders and employees of $21,738 and $57,078, respectively, in the accompanying balance sheets.

9.  Retirement Plan

The Company has a 401(k) retirement plan (“the Plan”) available to qualified employees.  Employees may contribute up to 15% of their salary to the Plan subject to certain regulatory limitations.  In November 2001, the Plan was amended to provide that the Company’s contributions will be at the discretion of the Board, effective January 1, 2002.  As a result, the Company made no matching employees’ contributions in the years ended December 31, 2003 or 2002.

10.  Related Party Transactions

In September 2000, the Company entered into two promissory notes with an officer totaling $150,000.  The promissory notes both carried an annual interest rate of 5.32% and were due and payable in September and December 2003, respectively.  To the extent that the officer remains employed by the Company, the notes and corresponding interest would be forgiven in three equal annual installments beginning September 2001.  As of December 31, 2003, the Company has forgiven a total of $150,000 of these promissory notes and there is no remaining amount due.

11. Segment Reporting

The Company provides leading-edge voice over IP communications infrastructure products and operates in one reportable segment.

Major Customers - The Company has multiple customers that each generate more than 10% of total revenue.  During the year ended December 31, 2003, the Company had five customers that accounted for 18%, 12%, 12%, 11%, and 11% of revenues.  During the year ended December 31, 2002, the Company had three customers that accounted for 30%, 24%, and 11% of revenues.

International Sales – International sales, principally exports from the United States, accounted for approximately 20% and 58% of revenue for the years ended December 31, 2003 and 2002, respectively.

12.  Commitments and Contingencies

Litigation—From time to time, the Company is a party to legal and other actions, which may include allegations of patent infringement made against us and/or our customers, that arise in the normal course of business. The Company, taking into account advice of counsel, does not currently believe the eventual outcome of any such pending or potential matters, including matters in which we may have an obligation on behalf of our customers, will have a material effect on the Company’s consolidated financial condition or results of operations.

Operating Leases—The Company leased its operating facility under an operating lease agreement expiring in March 2004 and certain of its equipment under noncancelable capital lease agreements through 2005.  At the end of March 2004, the operating facility lease was extended for one month to include April 2004 and was then terminated.  As the Company was a tenant at will for April 2004, no lease commitment was recorded for this extension in the following table.  Future minimum lease payments under all noncancelable leases at December 31, 2003 are as follows:

(in thousands)	Operating Leases	Capital Leases
Year ending December 31,
2004	$25	$11
2005	—	10
Total minimum lease payments	$25	21
Less—Amount representing interest		$2
Present value of minimum lease payments		19
Less—Current portion of capital lease obligations		9
Capital lease obligations, net of current portion		$10

Rent expense for operating leases was $127,000 and $387,000 for the years ended December 31, 2003 and 2002, respectively.

13.  Subsequent Event

On April 5, 2004, all outstanding capital stock of the Company was acquired by Brooktrout, Inc. in exchange for approximately $9 million in cash, pursuant to the terms of an Agreement and Plan of Merger entered into on March 25, 2004.  An additional $2 million of transaction costs were paid by SnowShore at the time of the closing related primarily to employee severance and bonus payments, as well as professional services and the repayment of an equipment line-of-credit (see Note 4).  Following the acquisition, the Company became a wholly owned subsidiary of Brooktrout.